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EXHIBIT 3









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[LOGO] Breakwater Resources LTD.
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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 2000
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
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NEWS RELEASE

                   BREAKWATER COMPLETES $30 MILLION FINANCING

           NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR
                       DISSEMINATION IN THE UNITED STATES

Toronto, Canada, October 8, 2003...BREAKWATER RESOURCES LTD. (TSE - BWR) announces that it has completed a $30 million financing, (the "Offering") and issued 85.8 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt. Each subscription receipt will be exercisable for one common share of Breakwater upon the Escrow Conditions (as defined below) being satisfied. The Offering was completed through a syndicate of investment dealers led by Griffiths McBurney & Partners and including Dundee Securities Corporation, McFarlane Gordon Inc., National Bank Financial Inc. and Paradigm Capital Inc. The Offering was made by way of private placement.

The proceeds from the Offering will be escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which include Breakwater reaching agreement with its lenders to:

1) pay down approximately 50% of the Non-Revolving Facility of US$17.6 million and Supplemental Term Facility of US$6.5 million on a pari passu basis;
2) extend the Non-Revolving Facility and the Supplemental Term Facility, both due January 2, 2004, for a period of five years; and
3)   maintain the existing Revolving Facility.

The proceeds will be released to Breakwater upon satisfaction of the Escrow Conditions. If the Escrow Conditions are not satisfied within 60 days of the Closing Date the proceeds will be used to repurchase the subscription receipts.

Approximately Cdn.$16.7 million of the proceeds of the Offering will be used to pay down the Non-Revolving Facility and the Supplemental Term Facility and the remaining proceeds of the Offering will be used for general corporate and working capital purposes.

This news release contains forward-looking statements. When used in this news release the words "anticipate", "believe", "intend", "estimate", "plans", "projects", "expect", "will", "budget", "could", "may", and similar expressions are intended to identify forward-looking statements. To the extent that this news release contains forward-looking statements regarding operating results or business prospects please be advised that the actual operating results and business performance of the Company may differ materially from that anticipated, projected or estimated in such forward-looking statements.

For further information please contact:

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Colin K. Benner Rene                        R. Galipeau
President and Chief Executive Officer       Executive Vice President
(416) 363-4798 Ext. 269                     And Chief Financial Officer
(416) 363-4798 Ext. 260